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                                                                    Exhibit 10.9


                              EMPLOYMENT AGREEMENT


This Agreement is made and entered into as of November 29th, 1999 by and between Osage Systems Group, Inc. ("Osage") and Phil Carter, hereinafter referred to as "Employee."

It is agreed as follows:

1.       EMPLOYMENT ARRANGEMENTS:

         (a) Term - You would be employed as Chairman of the Board, President and Chief Executive Officer from November 29, 1999 through November 29, 2001. The Company will notify you, in writing, no later than November 23, 2000 of its intent to either terminate you on November 29, 2001 or negotiate an extension of this agreement.

         (b) Duties - You would have those duties and rights typically associated with, including active control and management of the regular and day-to-day operations of the Company subject to the review of the Board of Directors.

         (c) Compensation Arrangements - You would have a compensation package of $487,500 annually should you achieve 100% of your goals as mutually agreed upon by yourself and the Compensation Committee of the Board of Directors.

                  - Base Salary: Your beginning base salary will be $195,000 annually with future increases based on performance as recommended and approved by the Compensation Committee of the Board of Directors.

                  - Bonus Compensation: Your bonus target will be $195,000 annually and based on achieving corporate profit objectives as approved by the Board of Directors. You bonus threshold will begin at 75% of your bonus target for achieving 75% of your profit objective and increase to 100% of your bonus target for achieving 100% of your profit objective. Your bonus shall increase from 100% to 150% if the Company achieves a minimum of .12 earning per share and shall increase in the same ratio as the earnings per share (example: the target of $.12 is achieved and the earnings per share is .15, then the bonus would equal 125%). No bonus will be paid for achieving less than 75% of your profit objective.

                  - Compensatory Stock Options: The Company will grant you 700,000 options to purchase common stock of the Company on November 29, 1999. 300,000 options will vest on November 29, 1999, 200,000 options will vest on November 29, 2000 and 200,000 options will vest on November 29, 2001. Should majority ownership or control of the Company change, all options shall vest and be exercisable immediately. Should you be terminated for any reason, all options shall vest and be exercisable immediately. The stock option strike price will be set at the market closing price per share on November 23, 1999.
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                  -        Divestiture Bonus: Should a "change of control" of
                           the Company occur during the term of this agreement, you will receive a divestiture bonus equal to one percent of the acquisition price up to a maximum of $7,000,000 in the year 2000 and $10,000,000 in the year 2001, if the acquisition price is greater than $40,000,000 and the trading value of the stock is greater than $1 per share. A "change or control" shall be deemed to have occurred if (i) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's common stock outstanding immediately prior to the merger are converted by virtue of the merger into another property, whether in the form of securities, cash, or otherwise, or (ii) a sale or transfer of all or substantially all of the Companies properties and assets as, or substantially as an entirety to any other person or (iii) the individuals who at the beginning of any period of two consecutive quarters constitute the Company's Board of Directors cease for any reason to constitute a majority of such Board of Directors at any time during such two quarters period.

                  - Housing: The Company will reimburse you for all reasonable and customary costs of a condominium in Phoenix. This includes principal and interest on the mortgage, maintenance fees, utilities and maid service.

2. VACATIONS AND HOLIDAYS: You will be entitled to receive three weeks of vacation in each calendar year to be taken at times which do not unreasonably interfere with the performance of your duties hereunder. In addition, you will be eligible for all Osage paid holidays.

3. EXPENSES: You would be reimbursed for all reasonable expenses incurred by you in furtherance of the Company's business, including travel and entertainment expense, upon submission of appropriate documentation.

4. TERMINATION: Should your employment be terminated during the term of this Agreement for any reason, you will receive your base pay through November 23, 2001 and an additional twelve months of your base pay as severance pay through November 23, 2002.

5. CONFIDENTIALITY, AND NON-SOLICITATION: In recognition of the matter of trust and fiduciary capacity in which you would be operating as Chief Executive of the Company, you would be expected, during your term of employment and thereafter, not to disclose to any third party any confidential information you received relative to the Company. Further, you would be expected not to directly or indirectly solicit employees, customers or suppliers of the Company for a twelve (12) period following your termination of employment from the Company.

6. FRINGE BENEFITS: You would be permitted to participate in all fringe benefit plans generally established by the Company.



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7.       NO PRIOR AGREEMENTS: In order to induce the Company to engage in these discussions and to enter into a definitive employment agreement with you, by virtue of your signature at the end hereof, you are confirming to us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect your ability to perform your obligations hereunder. You further represent and warrant that your employment with the Company would not under any circumstances require you to disclose or use any confidential information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law-rights of third parties.

8. SUCCESSOR CLAUSE: All terms and conditions of this agreement shall remain in full force and effect and all obligations assumed if majority ownership or control of the Company should change or be transferred in any way.

9. DEATH OR DISABILITY PROVISION: In the event of your death or disability to the extent that you are unable to perform the duties of your position, all rights and benefits of this Agreement will succeed to Mary Carter. This includes your base salary, bonus, stock options and the Divestiture Bonus as outlined in paragraph 1.c of this Agreement.

This Agreement is personal tot he parties thereto, and the rights and obligations arising hereunder are not transferable.

Signed this 29th day of November 1999:



By: /s/  George Knight
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     George Knight
     Chairman, Osage Compensation Committee



Agreed to: /s/  Phil Carter
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            Phil Carter
            Chairman of the Board, President &
            Chief Operating Officer



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